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                                                                  EXHIBIT (p)(2)

                            COMMONFUND AND AFFILIATES

                       PERSONAL SECURITIES TRADING POLICY

I. APPLICABILITY OF POLICY

This policy applies to the following companies and their directors or trustees, officers and employees:

     THE COMMON FUND FOR NONPROFIT ORGANIZATIONS ("COMMONFUND"), which is a corporation that establishes and maintains investment funds ("COMMONFUND FUNDS") for educational institutions.

     COMMONFUND INSTITUTIONAL FUNDS ("CIF"), which is an open-end investment company that is registered under the Investment Company Act of 1940 (the "1940 Act").

     COMMONFUND ASSET MANAGEMENT COMPANY (`COMANCO"), which is a subsidiary of Commonfund and an investment adviser registered under the Investment Advisers Act of 1940 that advises Commonfund and CIF with respect to the investment of their funds. Comanco also acts as adviser to a family of commingled trusts established in Ontario, Canada for investment by Canadian institutions (THE "COMMONFUND CANADIAN FUNDS"), and for investment funds offered privately to institutional investors (THE "COMANCO PRIVATE FUNDS").

     COMMONFUND CAPITAL, INC. ("CCI"), which is a subsidiary of Commonfund and is a registered investment adviser that sponsors privately offered funds (THE "CCI PRIVATE FUNDS") that invest in private funds making venture capital, domestic private equity, international private capital, and energy investments.

     COMMONFUND REALTY INC. ("CRI"), a subsidiary of Commonfund which is a registered investment adviser that sponsors privately offered funds investing in real estate (THE "CRI PRIVATE FUNDS") and which advises Commonfund with respect to the investment of a fund investing in publicly traded real estate companies.

     The Funds of Commonfund and CIF and the Commonfund Canadian Funds are referred to in this document as the "PUBLIC FUNDS." The Private Funds of Comanco, CCI and CRI are referred to as the "PRIVATE


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     FUNDS." The Public Funds and Private Funds are generically referred to as
     "FUNDS."

     COMMONFUND SECURITIES, INC. ("CSI"), a subsidiary of Commonfund, which is a registered broker dealer that distributes units of interest in the Public Funds and that places interests in the Private Funds.

II.  GENERAL POLICY AND PURPOSE OF THESE PROCEDURES

     1. POLICY ON INSIDER TRADING.

Federal securities laws generally prohibit the purchase or sale of any publicly traded stock, bond, option or other security by a person in possession of material information about the security or its issuer that is not publicly known. Federal and state securities laws provide for severe criminal and civil penalties against persons who purchase or sell securities on the basis of material nonpublic information. These penalties may also be applicable to those who "tip" or otherwise assist others in effecting such transactions.

These laws against "insider trading" have special significance to Commonfund because of its active role in the securities markets. Commonfund wishes to make absolutely certain that it maintains the highest reputation for reliability and integrity and that it takes steps to establish and maintain standards of conduct that are above reproach.

As a matter of policy, all Trustees, officers and employees of Commonfund and its affiliates listed in Section I above are prohibited, while in possession of material, nonpublic information relating to a security or its issuer, from purchasing or selling that security or recommending, advising, or suggesting that any other person purchase, sell or hold that security. For these purposes:

     o Information is considered material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security. Any information whose disclosure would be likely to affect the market price of a security is "material" in relation to that security.

     o Information is nonpublic until it is disclosed to and has had a sufficient period of time to be absorbed by the general public (such as by means of a press release carried over a major news service, in a major news publication, in a public filing made with a regulatory agency, in materials sent to shareholders or potential investors, or in other publicly available materials).



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Comanco, CCI and CRI do not directly manage investments in publicly traded stocks in which the Public Funds or Private Funds invest. Each is, instead, a manager of managers and hires various Subadvisers for the day-to-day selection of publicly traded securities. As such, it is unlikely that any Associates of Comanco, CCI or CRI would, by reason of their position, possess or have access to insider information about issuers. At the same time, in an organization with as many investment professionals and as many contacts in the investment community as Commonfund, suggestions of possible insider trading abuses are a matter of particular concern. An officer or employee may decide to purchase or sell a security or direct or recommend such a transaction by someone else without knowledge that another person in employed by Commonfund or an affiliate or a manager advising Commonfund or an affiliate is then in possession of material non-public information about that security or its issuer. If a material development relating to a security or its issuer is announced shortly after the employee executes a transaction in the security, the transaction could result in an investigation with attendant appearances of impropriety. For that reason, if there is the slightest doubt about whether you, or some other person in Commonfund, has information that may be material and nonpublic concerning a security, you should not buy or sell that security.

This statement is intended to provide some general guiding principles and not to address every circumstance that may arise. Therefore, if you are faced with a difficult situation, you are expected to exercise reasonable care and good judgment, and you are required to refer the matter promptly to the attention of the Commonfund Independent Risk Oversight Officer.

     2. POLICY ON PERSONAL SECURITIES TRANSACTIONS RELATING TO FUND INVESTMENTS.

The policy of Commonfund and its affiliated companies is that all persons associated with the Funds, their advisers, and their placement agents or distributors, owe a fiduciary duty to investors in the Funds to conduct their affairs, including their personal securities transactions, in such a manner as to avoid taking advantage of their position to serve their own personal interests ahead of the interests of the Funds and investors in the Funds.

     3. PURPOSE OF THESE PROCEDURES

In conformity with regulatory requirements, this document establishes procedures designed to prevent violations of Commonfund's personal trading policy. These procedures recognize the fact that the Funds employ a subadvisory structure in which all investment decisions are made by non-affiliated Subadvisers and Associates are not responsible for placing buy and sell orders on behalf of the Funds.


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These procedures have been adopted and are intended to meet the requirements of
Rule 17j-1 of the 1940 Act insofar as they apply to CIF, which is the only registered investment company whose operations are covered by these procedures. In addition, these procedures apply to the other Commonfund affiliates listed in
Section I hereof. In the case of Comanco, CCI and CRI, these procedures are intended to establish personal trading and monitoring procedures that comply with the requirements of the Investment Advisers Act of 1940 and rules adopted thereunder. In the case of CSI, they are intended to establish personal trading and monitoring procedures compliant with the requirements of the Securities Exchange Act of 1934 and the conduct rules of the National Association of Securities Dealers. In the case of Commonfund, the procedures are applied as a matter of business discretion. Requirements set forth in this document shall be construed to conform to applicable regulatory requirements.

Note that the Policies on Conflicting Interests adopted by Commonfund and its Affiliates supplement the policies and procedures in this document. The policies and procedures in this document do not replace or supersede those conflict policies.

Each person subject to this policy hereby agrees to abide by its terms.

The initial effective date of this policy is August 15, 2000. Please direct any questions to Commonfund's office of legal counsel.

III.   DEFINITIONS

(See also the definitions of entities and funds provided in Section I above.)

     1. ACCESS PERSON. Any officer, director or general partner or Advisory Person of a Fund or of Comanco, CCI, or CRI is an Access Person. Also any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in, or obtains prior or contemporaneous information regarding, the purchase or sale of covered Securities by a Fund for which the principal underwriter acts, is an Access Person.

     2. ADVISORY PERSON. An Advisory Person means (i) any employee of a Fund or any investment adviser affiliated with Commonfund (or of any company in a control relationship with a Fund or such an investment adviser) who, in connection with his or her regular functions or duties as an employee, makes, participates in, or obtains advance information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of, or who obtains information concerning, any recommendations with respect to such purchases or sales.

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     3. AFFILIATE. An Affiliate of a company is any person or company controlling, controlled by or under common control with that company.

     4. ASSOCIATE. An Associate is any employee of Commonfund or any affiliate of Commonfund.

     5. BENEFICIAL OWNERSHIP. Shall be interpreted in the same manner as it would be in determining whether a person is subject to the short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities (as defined herein) that a person owns or acquires.

"Beneficial ownership" is generally understood to include interests in those securities from which a person enjoys some economic benefits, which are substantially equivalent to ownership regardless of who is the record owner. This would include:

     (i) securities which a person holds for his or her own benefit in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

     (ii) securities held in the name of his or her spouse or minor children;

     (iii) ultimate ownership rights to securities held by a trustee, executor or administrator or by custodians, brokers or relatives;

     (iv) securities owned by a partnership or limited liability company of which the person is a general partner or managing member;

     (v) a person's proportionate share of securities owned through an investment club or similar organization;

     (vi) securities held by a corporation that can be regarded as a personal holding company;

     (vii) securities recently purchased by a person and waiting transfer to his or her name.

     6. BOARD OF DIRECTORS. Board of Directors shall refer, as the context warrants, to the Board of Trustees of Commonfund, CCI or CRI, or to the Board of Directors of CIF, Comanco or CSI.

     7. COVERED SECURITY. The term Covered Security shall have the same meaning as the term Security as set forth in Section 2(a)(36) of the 1940 Act, including any stock or bond, but DOES NOT INCLUDE securities issued by the

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government of the United States or any government agency, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), such other money market instruments as may be designated by the Board of Directors of a Fund, and shares of open-end investment companies.

     8. FUND. Any investment fund maintained by Commonfund or CIF and any Public or Private Fund sponsored by Comanco, CCI or CRI.

     9. INDEPENDENT DIRECTORS means Trustees of Commonfund and directors of CIF and any of the other Funds who are not "interested persons" of such Fund as the term is defined in the 1940 Act.

     10. INITIAL PUBLIC OFFERING. An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

     11. LIMITED OFFERING. A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2),
Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

     12. A PURCHASE OR SALE of a Security includes, among other things, the writing of an option to purchase or sell a Security. A Security is being "PURCHASED OR SOLD" from the time when a purchase or sale on behalf of a Fund has been recommended, or communicated by a subadviser to the person who places buy and sell orders on behalf of the Fund, to the time that such transaction has been executed or terminated. In some cases, the time from such instruction to the time the transaction is completed maybe very short, often less than an hour. This will often, but not always, be true of transactions in the Public Funds. In other cases, when managers hold positions in securities that are issued privately and subject to "lock up" restrictions, many months may elapse from the time a decision to sell a block of shares is recommended or communicated by an adviser to the time when all shares subject to the sale decision are finally traded. This will usually be the case of securities held for the Private Funds.

     13. A REVIEW OFFICER is any person who may be designated from time to time by the Independent Risk Oversight Officer of Commonfund to administer the provisions of this policy.

     14. SECURITY. The term Security shall have the same meaning as set forth in
Section 2(a)(36) of the 1940 Act.


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     15. A SUBADVISER is any individual or firm that contracts with a Fund or with Comanco, CCI or CRI to manage any portion of a Fund's assets for compensation.

IV. PRIOR APPROVAL

     ACCESS PERSONS other than Independent Directors must obtain prior approval from the Review Officer before purchasing or selling securities.

V. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

     1. When buying or selling securities, ASSOCIATES and ACCESS PERSONS may not,

         o  Employ any device, scheme, or artifice to defraud a Fund,

         o Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading,

         o Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Fund,

         o  Engage in any manipulative practice with respect to a Fund; or

         o  Violate Commonfund insider trading and personal trading policies. .

     2. The following restrictions shall apply to ACCESS PERSONS other than Independent Directors:

         (i) Blackout Period. An Access Person may not purchase or sell, directly or indirectly, any Security within 7 calendar days before or after the time that the same Security is purchased by (or in the case of a Private Fund, distributed to) or sold by a Fund (subject to the exception set forth in Section V for index funds) unless the Review Officer determines, in advance of the transaction, that the transaction will not harm the investment portfolio of any Fund or the investors therein and that any Fund transaction within the preceding 7 days gives the investor no discernible price advantage. In the event the Access Person does not know or have reason to

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               anticipate planned purchases or sales of a security by any Fund, so certifies, and then purchases or sells such security, the purchase or sale shall not retroactively be considered a violation of this policy by reason of a subsequent purchase or sale of the security by a Fund.

         (ii) Short-Term Trading. To assure compliance with the personal trading policy, Access Persons generally will not be permitted to realize a profit from the purchase and sale of the same security within a period of sixty days. However, Access Persons may apply to the Review Officer for an exception from this general prohibition, which will be granted if the Review Officer concludes that there is no reasonable basis to suspect that the proposed trade is based on inside information or would have the potential to obtain a preference over the Funds or investors in the Funds.

         (iii) Initial Public Offerings. Access Persons shall not acquire a security in an Initial Public Offering. (This prohibition supplements but does not supersede the prohibition on such purchases by any registered representative or associated person of CSI because of the NASD Policy on Free Riding and Withholding.)

         (iv) Boards of Directors. Access Persons may not serve on the Board of Directors of any publicly traded company unless such service has been previously approved by the President of Commonfund, Comanco, CCI, or CRI, as appropriate.

         (v) Short Sales. Access Persons shall not engage in short sales of securities.

3. The following restriction applies to ACCESS PERSONS other than Independent Directors and to REGISTERED PERSONNEL OF CSI:

         Limited Offerings. All Access Persons and registered personnel of CSI must obtain prior approval of the Review Officer before acquiring any Securities in a Limited Offering. This review should address, among other issues, whether the opportunity should be made available to one or more of the Funds and, in addition, whether the opportunity is being offered to the person on account of his or her position with a Fund or an investment adviser or some other affiliate of Commonfund.




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     4.  The following restrictions shall apply to all ASSOCIATES:

         Trades with Knowledge. If any Associate gains actual prior or contemporaneous knowledge of a current Fund purchase or sale, such person shall not trade in the security or securities that are the subject of such trade for a period of 7 days from the later of the date such knowledge is gained and the date the purchase or sale on behalf of the Fund is effected.

     5.  The following shall apply to SUBADVISERS:

         (i) Each Subadviser to CIF shall adopt an insider trading policy pursuant to and in conformity with Rule 17j-1. Access Persons employed by each Subadviser to CIF shall file with such Subadviser their reports under the insider trading policy adopted by such Subadviser. Each Subadviser to CIF shall also comply with the reporting requirement set forth in item VIII - 4 below.

         (ii) Each Subadviser to any Fund other than CIF Funds shall adopt insider trading policies satisfactory to Comanco, CCI or CRI, as the case may be.

VI. CONFIDENTIALITY OF TRADING INFORMATION

     ASSOCIATES who obtain advance information regarding the purchase or sale of Covered Securities by a Fund or any recommendation with respect to any such purchase or sale shall not disclose such information except to discharge their responsibilities as to Commonfund or an affiliate thereof.

VII. REPORTING.

     1. ACCESS PERSONS other than Independent Directors shall report all personal securities holdings and any securities accounts that they maintain or that are maintained on their behalf to the Review Officer as of the effective date of this policy or the date they become Access Persons and, thereafter, on an annual basis as of each December 31.

     2. EVERY PERSON COVERED BY THIS POLICY shall certify annually that he or she has read and understands this Personal Securities Trading Policy, that he or she has complied with its requirements; and that he or she has reported all securities transactions required to be reported pursuant to the procedures set forth herein.

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     3. Except as specified in paragraph 4 below, ACCESS PERSONS shall file a report with the Review Officer within 30 days after each purchase or sale of a Covered Security. Such report shall include the following: name of the Security; the number of shares or principal amount, maturity date and interest rate, if applicable; the date of the transaction; the nature of the transaction (i.e., purchase or sale); the price at which the transaction was effected; and the name of the broker or dealer with or through whom the transaction was effected. Access Persons and Investment Personnel must also report any securities accounts with brokers or others established by them or in which they have a beneficial interest within 30 days after establishing any such account and shall arrange, in accordance with procedures established by the Review Officer, for transactions in each such account to be reported directly by the broker or other entity maintaining such account to the Review Officer. Forms of documentation to establish such procedures are appended to this document. Reports need not be filed hereunder to the extent they would duplicate information contained in trade confirmations or account statements received by Review Officer for the time period to be covered by the required report.

     4. TRUSTEES OF COMMONFUND AND ANY INDEPENDENT DIRECTORS OF CIF, as the term independent director is defined in the 1940 Act, shall report transactions under this Policy on a quarterly basis only if they knew at the time of the transaction or should have known that during the 15 day period immediately preceding or following the date of the transaction the same security was purchased or sold or was being considered for purchase or sale by a Fund. The "should have known' standard does not imply a duty of inquiry, presume that an independent director can deduce or extrapolate from presentations or discussions about Fund strategies, or impute knowledge from awareness of a Fund's holdings, policies, objectives, and restrictions.

VIII. EXEMPTED TRANSACTIONS.

The prohibitions and reporting requirements contained in this policy (except the insider trading prohibition in Section II -1 and anti-fraud prohibition in
Section V-1 which apply in all circumstances) shall not apply to:

     1. purchases or sales effected in any account, including any discretionary managed account, over which the person has no direct or indirect influence or control;

     2.  purchases or sales of any open-end investment company shares;

     3.  purchases or sales that are non-volitional;

     4.  purchases that are part of an automatic dividend reinvestment plan;


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     5.  purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired; and

     6. any purchase or sale pursuant to a transaction involving $1,000 or less in the aggregate except that such transactions are not exempt from the reporting requirement set forth in Section VII or the restrictions in Sections V on purchases of Securities in Initial Public Offerings or Limited Offerings..

VIII. IDENTIFICATION OF ACCESS PERSONS

     The Review Officer shall be responsible for preparing and maintaining a current list of all Associates who are Access Persons or Investment Personnel and shall inform each person on such list of the existence of this policy and the clearance and reporting requirements it establishes. The Director of Human Resources will notify the Review Officer immediately when action is taken that makes a person an Access Person.

IX. BOARD REVIEW

     1. The Independent Risk Oversight Officer of Commonfund shall report all violations of this policy to the Board of Trustees of Commonfund and also, if the violation involves CIF, CCI, or CRI to the Board of the directly affected organization, at the regularly scheduled board meeting following such violation.

     2. An annual report relating to this policy shall be presented to the Board of Trustees of Commonfund and CIF and such report shall:

          (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the year, identify any violations requiring significant remedial action during the past year and the sanctions imposed; and

          (b) identify any recommended changes in existing restrictions or procedures based on the Funds' experience under its policy, evolving industry practices, or developments in applicable laws or regulations.

     3. Comanco shall certify annually to the Trustees of Commonfund and CIF that it has adopted procedures reasonably necessary to prevent its investment personnel from violating the provisions, of this policy.

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     4. Each Subadviser of CIF shall submit a copy of its insider trading policy for the approval of the Trustees of CIF. Each Subadviser of CIF shall also furnish to the Trustees of CIF a written report of any issues arising under its policy, including any material violations and any sanctions imposed in response to these violations. Each Subadviser to CIF and Commonfund shall also certify annually that it has adopted procedures reasonably necessary to prevent its access persons from violating the provisions of its insider trading policy,

X. SANCTIONS.

     Upon discovering a violation of this policy, the President of Commonfund, Comanco, CCI or CRI as the case may be, acting with the recommendation of the Independent Risk Management Officer of Commonfund, may impose such sanctions as he or she deem appropriate, including but not limited to, forfeiture of profits, a letter of censure, or suspension or termination from employment.

XI. RETENTION OF RECORDS.

     This policy, a copy of each required report filed, any written report relating to the interpretation of this policy, or violations hereunder, shall be preserved with the records of the Funds for the period as required or contemplated by Rule 17j-1, as amended.

Amended and Restated as of March 15, 2001











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